877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIAL PRODUCTION RATE OF APPROXIMATELY 1,776 BOE/D FROM THE BCD FARMS 16-21 #1H BAKKEN WELL

PROVIDES WILLISTON BASIN DRILLING PROGRAM UPDATE

RIVERTON, Wyoming – November 2, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: USEG) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced the initial production rate from its BCD Farms 16-21 #1H Bakken well and provided an operations update regarding the Williston Basin drilling program.

Williston Basin - Bakken Drilling Program

The BCD Farms 16-21 #1H well, which is operated by Brigham Exploration Company (NASDAQ:  “BEXP”) (“Brigham” or “BEXP”), flowed at an initial 24-hour production test rate of approximately 1,553 barrels of oil and 1.34 MMCF of natural gas per day or 1,776 BOE/D.  The well is located in the northwest portion of the Rough Rider acreage, and is located approximately 13 miles northwest of the Brad Olsen well.  The well was completed with swell packers and 28 fracture stimulation stages.  USE's initial working interest in this well is approximately 45% (~35.55 net revenue interest), and sales from this well are expected to commence immediately.

The Lee 16-21 #1H well and Strand 16-9 #1H wells, which are also operated by Brigham, have both been drilled to total measured depth of ~20,000 feet.  Upon completion of the drilling, a sleeve was run into each well with 28 swell packers.  Completion initiatives for the Lee well are expected to commence in early November.  The initial production flow rate for these wells will be announced following the completion of a 24-hour flow rate test.  USE’s initial working interest in the Lee well is approximately 60% and its initial working interest on the Strand well is approximately 40%.

Press Release
November 2, 2009

Brigham has recently added a third rig to the current drilling program that USEG is participating in and two additional wells have recently been spud and are currently drilling to depth.  The two wells are the Williston 25-6 #1H (~65% initial working interest) and the State 36-1 #1H (~28% initial working interest).  As with our other Brigham program wells, both the Williston and State wells are targeting the middle Bakken formation, and are planned to be drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal).  To date, the drilling of the Williston well has progressed to the horizontal portion of the well bore and is advancing towards target depth, and the State 36-1 #1H well has reached a total measured depth of ~7,500 feet.  Once each well is drilled to approximately 20,000 feet total measured depth (approximately 30 days from spud), it is anticipated that each well will take approximately 30 days to complete.

Based on drilling progress to date and the addition of the third rig to the program, we continue to anticipate that the first six wells of the previously announced Drilling Participation Agreement with Brigham will be drilled before the end of the year and that at least four of the six wells will have been completed by this time.

"We are pleased that our drilling program with Brigham is moving forward on such a timely basis," stated Keith Larsen, CEO of U.S. Energy Corp.  "At the pace that we are currently operating at, we fully expect to meet our production goals by year-end, which we feel will significantly enhance our revenue generating capabilities.  Our primary focus in the near term will remain the execution of our Bakken drilling program with the expectation that we can drill the first six wells under our drilling participation agreement before year-end, while completing most of them in that same time frame,” he added.

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in oil and gas, molybdenum, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

Note Regarding BOE

In this press release, BOEs are derived by converting gas to oil in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf).  Barrel of oil equivalent ("BOE") amounts may be misleading, particularly if used in isolation.  A BOE conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

Note:
Outstanding third party elections may result in a change to USEG’s working interest and net revenue interest on a well-by-well basis.
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Press Release
November 2, 2009

Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," “anticipate,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells pursuant to the terms of the DPA, its ownership interests in those wells and the costs it expects to incur in drilling those wells.  There is no assurance that any of the wells USE drills under the terms of the DPA with Brigham will have results similar to those referenced in this press release or that any of the wells drilled with Brigham will be productive at all. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks including those described in the Company’s filings with the SEC, which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com

Nick Hurst
Investor Relations
The Equicom Group
1-403-218-2835
nhurst@equicomgroup.com